EXHIBIT 99.1

UFP Technologies Announces Record Q2 Results

NEWBURYPORT, Mass., Aug. 02, 2018 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom converter of foams, plastics, and natural fiber materials, today reported net income of $4.0 million or $0.54 per diluted common share outstanding for its second quarter ended June 30, 2018, compared to net income of $2.6 million or $0.36 per diluted common share outstanding for the same period in 2017.  Sales for the second quarter were $49.0 million compared to second quarter sales of $37.9 million in 2017.  Net income for the six-month period ended June 30, 2018 was $5.8 million or $0.78 per diluted common share outstanding compared to $4.8 million or $0.66 per diluted common share outstanding for the same period in 2017.  Sales for the six-month period ended June 30, 2018 were $91.9 million compared to sales of $74.9 million for the same period in 2017.

“I am very pleased with our second quarter results and our progress at the midpoint of 2018,” said R. Jeffrey Bailly, chairman and CEO.  “The integration of our recent acquisition, Dielectrics Inc., is going very well. As expected, they are contributing strongly to our earnings, adding over $1.5 million of operating income in the quarter.  This, combined with strength in our medical, consumer, and aerospace & defense markets, helped us increase revenue by 29% and earnings per share by 50%.”

“We increased gross profit margins to 26.5% for the quarter through lean manufacturing initiatives and automation investments,” said Bailly. “We also improved general and administrative expenses as a percentage of sales due to synergies related to the Dielectrics acquisition, which further enhanced our operating results.”

“Looking ahead, I remain bullish about our future and firmly believe we have one of the best growth platforms in the industry,” said Bailly. “Customers are excited about the new capabilities Dielectrics brings, and our ability to provide more comprehensive, integrated solutions. We have two major new programs scheduled to launch in the second half of the year.  In addition, we have paid down over $16 million in debt in the five months we have owned Dielectrics, and remain active in our search for strategic acquisitions.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company's acquisition and integration of Dielectrics and synergies associated with the Dielectrics business, anticipated advantages the Company expects to realize from its investments and capital expenditures, statements about new product offerings and program launches and the expected timing thereof, anticipated revenues and the timing of such revenues, statements regarding the Company's future operating results, prospects, business opportunities, growth potential, and strategies for growth, including its acquisition strategies and other opportunities, expectations regarding the manufacturing capacity and efficiencies of the Company, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated.  New product and program launches are often subject to lengthy manufacturing qualification processes, and the Company cannot assure that it will be able to launch new programs on a timely basis, if at all.  New program launches may require significant start-up and other expenses prior to launch, as tooling and related manufacturing processes are developed, and the Company may experience manufacturing inefficiencies in connection with new program launches. As a result, new programs may not generate profits in accordance with anticipated timetables, or at all. Additional risks and uncertainties include, without limitation, risks and uncertainties associated with the Company's acquisition and integration of Dielectrics, risks associated with the effect of the acquisition of Dielectrics on the Company's earnings, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates, risks relating to the Company’s ability to maintain, grow and sustain growth in new or current markets, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.                                                                                                           Q2 2018 earnings

Consolidated Condensed Statement of Income (in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Net sales	$49,019	$37,886	$91,949	$74,939
Cost of sales	36,033	27,945	68,779	55,482
Gross profit	12,986	9,941	23,170	19,457
SG&A	7,417	6,061	14,008	12,376
Acquisition costs	19	-	1,089	-
Restructuring costs	-	63	-	63
Material overcharge settlement	(104)	(121)	(104)	(121)
(Gain) loss on sale of fixed assets	(15)	8	(55)	3
Operating income	5,669	3,930	8,232	7,136
Interest expense (income), net	397	(29)	645	(57)
Other inome	(3)	-	(53)	-
Income before income taxes	5,275	3,959	7,640	7,193
Income taxes	1,285	1,329	1,873	2,392
Net income from consolidated operations	$3,990	$2,630	$5,767	$4,801

Net income per share outstanding	$0.54	$0.36	$0.79	$0.66
Net income per diluted share outstanding	$0.54	$0.36	$0.78	$0.66

Weighted average shares outstanding	7,347	7,239	7,336	7,228
Weighted average diluted shares outstanding	7,413	7,323	7,408	7,312

Consolidated Condensed Balance Sheets (in thousands)

	June 30,	December 31,
	2018	2017
Assets:	(unaudited)
Cash	$5,915	$37,978
Receivables	30,179	21,381
Inventories	18,732	12,863
Other current assets	2,722	2,852
Net property, plant, and equipment	58,689	53,652
Other assets	77,105	9,481
Total assets	$193,342	$138,207
Liabilities and equity:
Accounts payable	8,743	4,180
Other current liabilities	8,738	5,763
Current portion of long-term debt	2,857	-
Long-term debt, excluding current portion	36,714	-
Other liabilities	5,204	4,552
Total liabilities	62,256	14,495
Total equity	131,086	123,712
Total liabilities and stockholders' equity	$193,342	$138,207

UFP Technologies, Inc.                                                                                      www.ufpt.com
100 Hale Street                                                                                              Contact: Ron Lataille
Newburyport, MA 01950 USA                                                                 978-234-0926, rlataille@ufpt.com